EX1A-2A CHARTER.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EI.VENTURES, INC.

Ei.Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY

1. The name of the Corporation is Ei.Ventures, Inc. The corporation was originally formed on May 3, 2019 by filing a Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of Delaware. The Corporation filed a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware on May 5, 2020.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 thereof, this Second Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Original Certificate and Restated Certificate as heretofore amended and supplemented.

3. Effective upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each one (1) share of Common Stock automatically and without any action on the part of the respective holder thereof, will be split and converted into thirty (30) shares of Common Stock, $0.0001 par value per share. Unless otherwise specifically noted in this Second Amended and Restated Certificate of Incorporation, all share numbers and prices per share have been adjusted to reflect the foregoing stock split.

The text of this Second Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

ARTICLE I

The name of the corporation is Ei.Ventures, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 12 Timber Creek Lane, in the City of Newark, County of New Castle 19801. The name of its registered agent at such address is Universal Registered Agents, Inc.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL “).

ARTICLE IV

The total number of shares of stock which the corporation is authorized to issue is one hundred million (100,000,000) shares having a par value of $0.0001 per share.

ARTICLE V

A.            The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.            Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.  Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.            No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

D.            Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

E.            The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

F.             Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VI

G.            The liability of the directors for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent under applicable law.

H.            To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

I.             Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “ Internal Corporate Claims “ means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director, officer, stockholder, employee or agent in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Ei.Ventures, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its authorized officer, as of September [   ], 2020.

EI.VENTURES, INC.

By:
Name:	David Nikzad
Its:	President